UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2014

PREMIER BRANDS, INC.

(Exact name of registrant as specified in its charter)

Wyoming	000-54294	27-2300669
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

4364 Bonita Road, No. 424, Bonita, California 91902	91902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 424-5262

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2014, the Circuit Court of the Second Judicial Circuit for Leon County, Florida (the “Court”), entered an Order Granting Approval of Settlement Agreement and Stipulation (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement and Stipulation (the “Settlement Agreement”) between Premier Brands, Inc., a Wyoming corporation (the “Company”) and Tarpon Bay Partners, LLC (“Tarpon”), in the matter entitled Tarpon Bay Partners, LLC v. Premier Brands, Inc., Case No. 2013-CA-263 (the “Action”). Tarpon commenced the Action against the Company on February 10, 2014 to recover an aggregate of $1,240,576.41 of past-due accounts payable of the Company (the “Claim”), which Tarpon had purchased from certain vendors of the Company pursuant to the terms of separate claim purchase agreements between Tarpon and each of such vendors (the “Assigned Accounts”). The Assigned Accounts relate to certain legal, accounting, and financial services provided to the Company. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement was entered into on February 12, 2014 and became effective and binding upon the Company and Tarpon upon execution of the Order by the Court on March 11, 2014.

Pursuant to the terms of the Settlement Agreement approved by the Order, on March 11, 2014, the Company agreed to issue to Tarpon shares (the “Settlement Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”). The Settlement Agreement provides that the Settlement Shares will be issued in one or more tranches, as necessary, sufficient to satisfy the Settlement Amount through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Securities Act. Pursuant to the Settlement Agreement, the Company and Tarpon reasonably estimated that the fair market value of the Settlement Shares and all other amounts received or to be received by Tarpon is equal to approximately $1,687,000.00.  In addition, upon execution of the Settlement Agreement, the Company issued to Tarpon a convertible promissory note in the principal amount of twenty five thousand dollars ($25,000.00), maturing six (6) months from the date of issuance. The convertible promissory note has no registration rights and is convertible into the Common Stock of the Company at any time at a conversion price equal to 75% of the low closing bid price for the twenty days prior to conversion.

The Settlement Agreement provides that in no event shall the Settlement Shares beneficially owned by Tarpon at any given time exceed the number of such shares that, when aggregated with all other shares of Company then beneficially owned by Tarpon, or deemed beneficially owned by Tarpon, would result in Tarpon owning more than 9.99% of all of such Common Stock as would be outstanding on such date, as determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

Furthermore, the Settlement Agreement provides that, for so long as Tarpon or any of its affiliates hold any shares of Common Stock, the Company and its affiliates are prohibited from, without prior written consent of Tarpon (which may not be unreasonably withheld), among other actions, voting any shares of Common Stock owned or controlled by the Company or its affiliates, or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the Company, in favor of: (1) any material change in the present capitalization or dividend policy of Company, (2) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (3) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, (4) taking any action which would impede the purposes and objects of the Settlement Agreement or (5) taking any action, intention, plan or arrangement similar to any of those enumerated above. These prohibitions may not be modified or waived without further order of the Court.

The foregoing description of the Settlement Agreement and the Order does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement and Order, which are attached, respectively, as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K (this “Report”). Readers should review each for a complete understanding of the terms and conditions associated with this transaction.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the disclosures set forth under Item 1.01 of this Report, with disclosures incorporated herein by reference.

The issuance of Settlement Shares to Tarpon pursuant to the terms of the Settlement Agreement approved by the Order is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description
	10.1	Settlement Agreement and Stipulation, dated February 12, 2014, between the Company and Tarpon Bay Partners, LLC.

	10.2	Order Granting Approval of Settlement Agreement and Stipulation, dated March 11, 2014, between the Company and Tarpon Bay Partners, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2014	PREMIER BRANDS, INC.

	By:	/s/ Jorge Olson
Jorge Olson President and Chief Executive Officer